SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 30, 2014

KEYUAN PETROCHEMICALS, INC.

 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	333-124837	45-0538522
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

Qingshi Industrial Park

Ningbo Economic & Technological Development Zone

Ningbo, Zhejiang Province

P.R. China 315803

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(86) 574-8623-2955

 (ISSUER TELEPHONE NUMBER)

 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Copies to:

Hunter Taubman Weiss LLP

130 w. 42nd Street, Suite 1050

 New York, NY 10036

Tel: 212-732-7184

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 –Corporate Governance and Management

Item 5.02 Departure of Directors

On November 1, 2014, Keyuan Petrochemicals, Inc. (the “Company”) received a resignation notice from Mr. Yuxin (“James”) Xiang that he was resigning from his position as a director of the Board of Directors of the Company and chairman of the Audit Committee, effective immediately. As a result, we only have one independent director serving on our board at this time, Mr. Dishen Shen. Mr. Xiang’s resignation did not result from any disagreement on matters regarding the Company’s operations, policies or practices. The Company plan to search for qualified candidates and engage new independent director as Chairman of the Audit Committee.

Section 8 – Other Events

Item 8.01. Other Events

On October 30, 2014, in connection with a motion for a temporary restraining order and preliminary injunction filed by Dragon State International Limited (the “Dragon State”) against the Company and Mr. Chunfeng Tao, a Consent Order was issued by the District Court for the Southern District of New York whereby the Company and Mr. Chunfeng Tao agree that, notwithstanding anything contained in the certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock to the contrary ,the 5,333,334 shares of Series B Preferred Stock held by Dragon State have not been , and shall not be, automatically converted into shares of Company’s common stock, or any other security prior to the resolution of the above mentioned action; and the expiration of Series C and Series D warrants shall be tolled pending the resolution of the above mentioned action as well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keyuan Petrochemicals, Inc.

Date: November 5, 2014	By:	/s/ Chunfeng Tao
Name: Chunfeng Tao
Title: Chief Executive Officer

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